EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NAME                                        STATE OF INCORPORATION

The Health Hut, Inc.                        New York
Mountain People's Warehouse Incorporated    California
Natural Retail Group, Inc.                  Delaware
Nutrasource, Inc.                           Washington
Rainbow Natural Foods, Inc.                 Colorado
GEM Acquisition Corporation                 Delaware
Stow Mills, Inc.                            New Hampshire
Nature's Finest, Inc.                       Florida
Hershey Imports, Inc.                       New Jersey
Mother Earth, Inc.                          Florida
Albert's Organics, Inc.                     California